EXHIBIT 99

FOR IMMEDIATE RELEASE:             CONTACTS:

                         James A. Bauer      Victor D. Gherson
                         ANTEC Corp.         TSX Corp.
                         (847) 439-4444      (915) 543-4862


    MERGER OF ANTEC CORPORATION AND TSX CORPORATION COMPLETED

Rolling Meadows, IL and El Paso, TX (February 6, 1997) ANTEC Corporation (NASDAQ: ANTC) and TSX Corporation (NASDAQ: TSXX) shareholders today approved the merger of their two companies. With the inclusion of TSX, ANTEC will become the most complete manufacturer and supplier of hybrid fiber/coax products for the cable and telecommunications industries.

ANTEC is the surviving publicly-traded company and TSX becomes a wholly-owned subsidiary of ANTEC. TSX stockholders will receive one share of ANTEC common stock for each share of TSX common stock that they own while ANTEC shareholders will continue to own their existing shares.

ANTEC Corporation (http://www.antec.com) is an international communications technology company headquartered in Rolling Meadows, Illinois with major offices in Atlanta and Denver.
ANTEC specializes in the design and engineering of hybrid fiber/coax (HFC) architectures used in broadband networks and the engineering, manufacturing, product development and distribution of products for these networks.

Headquartered in El Paso, Texas, TSX Corporation
(http://www.tsx.com), through its Texscan subsidiary, is a leading manufacturer of CATV fiber optic and RF distribution electronics products.

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